Contacts: West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors/Financial Media: Financial Dynamics Julie Huang/Theresa Kelleher (212) 850-5600 wst@fd-us.com

Exhibit 99.2

West Pharmaceutical Services to Host Investor Day

- Wednesday, May 10 at the Grand Hyatt in New York City -

LIONVILLE, Pa., May 5 /PRNewswire-FirstCall/ -- West Pharmaceutical Services, Inc. (NYSE: WST), the global market leader in closure systems and syringe components for use with injectable drugs, announced today that it will conduct a live webcast of its Investor Day event on Wednesday, May 10, 2006 from 1:00 p.m. to approximately 3:00 p.m. EDT. The event will be held at the Grand Hyatt Hotel in New York, New York.

The following members of management will provide an in-depth look at the Company’s global operations, business segments, supply chain management and investments in innovation. Speakers will include:

•	Donald Morel, Chairman and CEO
•	Steven Ellers, President and COO
•	William Federici, Vice President and CFO
•	Robert Hargesheimer, President, Tech Group
•	Donald McMillan, President Americas Region, Pharmaceutical Systems
•	John Paproski, Vice President, Innovation
•	Michael Schaefers, Director of Marketing, Europe
•	Mike Anderson, Vice President and Treasurer

A live audio portion and a copy of the presentations will be available through the Investor link of the Company’s website, http://www.westpharma.com. A replay of the audio portion will be available for 14 days. To access the live webcast, visit the company’s Web site at least 15 minutes prior to the scheduled start time to download any necessary audio or plug-in software.

About West Pharmaceutical Services, Inc.

West Pharmaceutical Services, Inc. is the world’s premier manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. West’s customers include the world’s leading pharmaceutical, biotechnology, generic drug and medical device producers. Headquartered in Lionville, Pennsylvania, West Pharmaceutical Services supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at http://www.westpharma.com.

SOURCE West Pharmaceutical Services, Inc.

CONTACT: Michael A. Anderson, Vice President and Treasurer of West Pharmaceutical Services, Inc., +1-610-594-3345; or Investors-Financial Media: Julie Huang or Theresa Kelleher, both of Financial Dynamics, +1-212-850-5600, wst@fd-us.com, for West Pharmaceutical Services, Inc.